Exhibit 99.1
FOR IMMEDIATE RELEASE
VERTRUE INC. ANNOUNCES AGREEMENT TO BE ACQUIRED BY AN
INVESTOR GROUP INCLUDING MANAGEMENT
FOR $48.50 PER SHARE OR APPROXIMATELY $800 MILLION
Norwalk, Conn. – March 22, 2007 – Vertrue Incorporated (Nasdaq: VTRU), a premier Internet direct marketing services company, announced today that it has entered into a definitive agreement to be acquired by Vertrue’s management and an investor group consisting of One Equity Partners, Oak Investment Partners and Rho Ventures in a transaction valued at approximately $800 million. Gary Johnson will remain in his role as Chief Executive Officer of the company.
Under the terms of the agreement, Vertrue’s stockholders will receive $48.50 in cash for each share of Vertrue common stock, which represents a 21% premium to the undisturbed stock price of $40.12 per share on January 23, 2007 (the day prior to media reports speculating about a potential sale of Vertrue).
A special committee of independent directors and the full board of directors of Vertrue Incorporated have approved the merger agreement and have recommended to Vertrue’s stockholders that they adopt the agreement.
The transaction is expected to be completed in the first fiscal quarter of 2008, which ends on September 30, and is subject to receipt of stockholder and customary regulatory approvals as well as satisfaction of additional customary closing conditions. Upon completion of the transaction, Vertrue’s executive management team will continue to lead the company.
FTN Midwest Securities Corp., financial advisor to the special committee, provided a fairness opinion to the special committee. Jefferies Broadview, a division of Jefferies & Co., acted as financial advisor to Vertrue and provided a fairness opinion to the board of directors of Vertrue. Lehman Brothers acted as financial advisor to the investor group.
Sullivan & Cromwell LLP acted as legal advisor to the special committee and Dechert LLP acted as legal advisor to the investor group. Morgan, Lewis & Bockius, LLP represented management.
The equity for the transaction will be provided by One Equity Partners, Oak Investment Partners, Rho Ventures and members of management. The debt financing for the transaction will be provided by Lehman Brothers and JPMorgan.
ABOUT VERTRUE
Vertrue Incorporated is a premier Internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vertrue’s members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts, and personals, which are all offered online through a set of diverse Internet marketing channels. Vertrue is headquartered in Norwalk, Conn.
ABOUT ONE EQUITY PARTNERS:
One Equity Partners (OEP) manages $5 billion for direct private equity investments. Partnering with management, OEP invests in transactions that initiate strategic and operational changes in businesses to create long-term value. OEP’s investment professionals are located across North America and Europe, with offices in New York, Chicago and Frankfurt.
ABOUT OAK INVESTMENT PARTNERS:
Oak Investment Partners is a multi-stage venture capital firm with a total of $8.4 billion in committed capital. The primary investment focus is on high growth opportunities in communications, information technology, Internet, new media, financial services information technology, healthcare services and consumer retail. Over a 30-year history, Oak has achieved a strong track record as a stage-independent investor funding more than 450 companies at key points in their lifecycle. Oak has been involved in the formation of companies, funded spinouts of operating divisions and technology assets, and provided growth equity to mid- and late-stage private businesses and to public companies through PIPE investments.
ABOUT RHO VENTURES:
Rho has been backing venture-stage companies in the U.S. since its inception in 1981. Venture capital funds under management currently exceed $1 billion. Rho Ventures has invested in over 165 venture stage companies and helped build market leaders across many high growth industries. Previous investments include Ciena Corporation, Commerce One, Compaq Computer Corporation, Diversa Corporation, Human Genome Sciences, Inc., iVillage, Leukosite (currently part of Millenium Pharmaceuticals), MedImmune, Inc., NitroMed, Senomyx, Tercica, Tripod (currently part of Lycos), Vanda Pharmaceuticals and Vicuron. More information on Rho can be found at www.rho.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vertrue Incorporated (the “Company”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs of financing commitments, general competitive factors and regulatory developments. More detailed information about these risks, uncertainties and other factors is set forth in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006 of the Company and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006. Risks and uncertainties relating to the proposed transaction include the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger of the Company with Velo Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Velo Holdings Inc., a Delaware corporation, (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Vertrue Incorporated, Attn. Legal Department, 20 Glover Avenue, Norwalk, CT 06850, telephone: (203) 324-7635, or from the Company’s website, http://www.vertrue.com.
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on October 12, 2006. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.
Inquiries:
Contact – Gary Johnson (203) 324-7635